UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 13, 2023

SmartKem, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-56181	85-1083654
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Manchester Technology Center, Hexagon Tower

Delaunays Road, Blackley

Manchester, M9 8GQ U.K.

(Address of principal executive offices, including zip code)

011-44-161-721-1514

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 13, 2023, upon the recommendation of the Nominating and Corporate Governance Committee of the Board of Directors (the “Board”) of SmartKem, Inc. (the “Company”), the Board approved, effective immediately, an increase in the size of the Board from four directors to five directors and appointed Sriram Peruvemba, age 58, to serve as a Class II director to fill the newly-created vacancy. Mr. Peruvemba will hold this position until the 2023 annual meeting of the Company’s stockholders or until his successor is elected and qualified, subject to his earlier resignation or removal.

From September 2019 until his appointment to the Board, Mr. Peruvemba served as a consultant to the Company. Since July 2014, he has served as the chief executive officer of Marketer International Inc., a consulting services firm specializing in the global high-tech industry. Prior to that, from December 2009 to April 2013, Mr. Peruvemba was the chief marketing officer for E Ink Holdings, a company specializing in electronic paper displays. Since June 2020, Mr. Peruvemba has served on the board of directors of WiSA Technologies, Inc. (NASDAQ: WISA), an audio wireless technology company. He has also served as a board member of Visionect d.o.o, an electronics company in Slovenia since September 2017. Mr. Peruvemba has also served as chairman of the board of Omniply, a Montreal-based electronics and display company, since May 2020 and as board member of Edgehog Advanced Technologies an anti-reflective technology company in Canada, since January 2023. Mr. Peruvemba has a B.S. from R. V. College of Engineering, Bangalore, an M.B.A. from Barton School of Business, WSU and a post-graduate diploma in management from Indira Gandhi National University.

Mr. Peruvemba will be compensated in accordance with the Company’s standard non-employee director compensation plan.

Prior to his appointment as a director, Mr. Peruvemba served as a consultant to the Company, pursuant to a consultancy agreement entered into on September 13, 2019, by and between the SmartKem Limited and Marketer International (“Marketer”), a company controlled by Mr. Peruvemba (the “Consulting Agreement”). During the fiscal years ended December 31, 2022 and 2021, the Company paid Marketer $120,000 and $130,000, respectively. Since January 1, 2023, the Company has paid Marketer $65,000. In addition, in connection with the services provided pursuant to the Consulting Agreement, on February 23, 2021, Mr. Peruvemba was granted options to purchase 66,029 shares of the Company’s common stock with an exercise price of $2.00 per share. The options vested immediately upon grant and expire on the 10th anniversary of the date of grant. On July 12, 2023, prior to Mr. Peruvemba’s appointment to the Board, the Consulting Agreement was terminated.

There are no family relationships between Mr. Peruvemba and any other executive officers or directors of the Company. There is no arrangement or understanding between Mr. Peruvemba and any other persons pursuant to which Mr. Peruvemba was selected as director. Except as described above, there are no transactions to which the Company is a party and in which Mr. Peruvemba has a material interest that is required to be disclosed under Item 404(a) of Regulation S-K.

Item 5.08 Shareholder Director Nominations.

On July 13, 2023, the Board set August 25, 2023, as the date of its 2023 annual meeting of stockholders (the “2023 Annual Meeting”). The Board has established July 14, 2023 as the record date for determining stockholders entitled to notice of, and to vote at, the 2023 Annual Meeting.

The date of the 2023 Annual Meeting will be more than 30 days from the anniversary of the Company’s 2022 annual meeting of stockholders. Accordingly, the deadline for submission of proposals by stockholders for inclusion in the Company’s proxy materials in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), will be July 21, 2023. Any such proposal must also meet the requirements set forth in the rules and regulations of the Exchange Act in order to be eligible for inclusion in the proxy materials for the 2023 Annual Meeting.

In addition, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than our nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act.

Item 7.01. Regulation FD Disclosure.

On July 18, 2023, the Company issued a press release announcing Mr. Peruvemba’s appointment, a copy of which is being filed herewith as Exhibit 99.1. The information in this Current Report on Form 8-K under Item 7.01, including the information contained in Exhibit 99.1, is being furnished to the Securities and Exchange Commission, and shall not be deemed to be “filed” for the purposes of Section 18 of the Exchange Act or otherwise subject to the liabilities of that section, and shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933 or the Exchange Act except as shall be expressly set forth by a specific reference in such filing.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibit No.	Description
	99.1	Press Release, dated July 18, 2023.
	104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

July 18, 2023	SmartKem, Inc.

	By:	/s/ Barbra Keck
	Name:	Barbra Keck
	Title:	Chief Financial Officer